Exhibit 21.1

Subsidiaries

China Net Online Media Group Limited, a British Virgin Islands company.

China Net Online Media Group Limited is the sole shareholder of CNET Online Technology Limited, a Hong Kong company, and the sole shareholder of ChinaNet Investment Holding Ltd., a British Virgin Islands company.

ChinaNet Investment Holding Ltd. is a 15% shareholder of ChinaNet Holdings Korea, a Korean company.

CNET Online Technology Limited is the sole shareholder of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”), established in the People’s Republic of China (the “PRC”).

The WFOE is the sole shareholder of ChinaNet Online Holdings Co., Ltd., a PRC company.

ChinaNet Online Holdings Co., Ltd., is a 19% shareholder of ChinaNet Chuang Tou (Shenzhen) Co., Ltd., a PRC company.

Through a series of contractual agreements between the WFOE and Business Opportunity Online (as defined below) and Beijing CNET Online (as defined below), the Company, through the WFOE, secures significant rights to influence the two companies’ business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% of the income earned by the two companies.

•	Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), incorporated in the PRC.

•	Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”), incorporated in the PRC.

Beijing CNET Online is a 51% shareholder of Shanghai Borongdingsi Computer Technology Co., Ltd. (“Shanghai Borongdingsi”), a 10% shareholder of Beijing Saturday Education Technology Co., Ltd. (“Beijing Saturday”) and a 10% shareholder of Chuangshi Meiwei (Beijing) International Investment Management Co., Ltd. (“Chuangshi Meiwei”), each of which is incorporated in the PRC.

Business Opportunity Online is a 51% shareholder of Beijing Chuang Fu Tian Xia Network Technology Co., Ltd. (“Beijing Chuang Fu Tian Xia”), a 19% shareholder of Guohua Shiji (Beijing) Communication Co., Ltd. (“Guohua Shiji”), the sole shareholder of Business Opportunity Online (Hubei) Network Technology Co., Ltd. (“Business Opportunity Online Hubei”), the sole shareholder of Beijing Chuang Shi Xin Qi Advertising Media Co., Ltd. (“Beijing Chuang Shi Xin Qi”), the sole shareholder of Beijing Hong Da Shi Xing Network Technology Co., Ltd. (“Beijing Hong Da Shi Xing”), the sole shareholder of Beijing Shi Ji Cheng Yuan Advertising Media Co., Ltd. (“Beijing Shi Ji Cheng Yuan”) and a 23.18% shareholder of Shenzhen City Mingshan Network Technology Co., Ltd. (“Shenzhen Mingshan”), each of which is incorporated in the PRC.

Business Opportunity Online Hubei is the sole shareholder of Hubei CNET Advertising Media Co., Ltd. (“Hubei CNET”), the sole shareholder of Sheng Tian Network Technology (Hubei) Co., Ltd. (“Sheng Tian Hubei”), and a 25.5% shareholder of Zhao Shang Ke Network Technology (Hubei) Co., Ltd. (“Zhao Shang Ke Hubei”), each of which is incorporated in the PRC.